Exhibit 8.1

October 30, 2009
001747.4722

CenterPoint Energy Restoration Bond Company, LLC

1111 Louisiana, Suite 4664B

Houston, Texas 77002

CenterPoint Energy Houston Electric, LLC

1111 Louisiana

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to CenterPoint Energy Restoration Bond Company, LLC, a Delaware limited liability company (the “Company”), and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CenterPoint Houston”), with respect to certain legal matters in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on October 6, 2009, by the Company and CenterPoint Houston with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance of system restoration bonds of the Company (the “System Restoration Bonds”) to be offered as described in the form of the prospectus supplement and the prospectus included as part of the Registration Statement and in connection with the matters set forth herein.

At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements and representations contained in the Registration Statement, the Exhibits filed with the Registration Statement and other information provided to us by the Company. In giving such opinion, we have assumed that the issuance of the System Restoration Bonds by the Company will be consummated in the manner contemplated by the Registration Statement and in accordance with the form of indenture filed as Exhibit 4.1 to the Registration Statement. We also have examined such statutes and other instruments and documents that we deem necessary for purposes of the opinion hereinafter expressed.

Subject to the assumptions set forth above and to the qualifications and limitations set forth in the discussion in the Registration Statement under the heading “Material U.S. Federal Tax Consequences for the Bondholders,” such discussion constitutes our opinion with respect to the material United States federal tax consequences of the ownership and disposition of the System Restoration Bonds by the holders addressed therein.

CenterPoint Energy Restoration Bond Company, LLC	2	October 30, 2009

The opinion set forth above is limited in all respects to the tax matters specifically covered hereby. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement and to the references to our Firm under the heading “Material U.S. Federal Tax Consequences for the Bondholders” and under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.